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                    [Battle Fowler LLP Partner Letterhead]

                               BATTLE FOWLER LLP
                               PARK AVENUE TOWER
                              75 EAST 55TH STREET
                             NEW YORK, N.Y. 10022
                                (212) 856-7000
                                   --------
                          WRITER'S DIRECT DIAL NUMBER
                                (212) 856-7000
                       WRITER'S DIRECT FACSIMILE NUMBER
                                (212) 339-9150

                                 July 12, 1996


American General Hospitality Corporation
3860 West Northwest Highway
Suite 300
Dallas, Texas  75220


Gentlemen:

     We have acted as counsel to American General Hospitality Corporation, a Maryland corporation (the "Company"), in connection with the preparation of a registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on May 3, 1996 (No. 333-4568), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 8,050,000 shares of common stock, no par value, of the Company, the Company's contribution of substantially all of the net proceeds of the Offering to its wholly-owned subsidiaries, AGH GP, Inc., a Nevada corporation ("AGH GP"), and AGH LP, Inc., a Nevada corporation ("AGH LP"), and the contribution by AGH GP and AGH LP of such net proceeds to American General Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), in exchange for a general partnership interest and a limited partnership interest, respectively, in the Operating Partnership. You have requested our opinion on certain federal income tax matters in connection with the Offering.

     The Operating Partnership intends to acquire equity interests in certain existing hotels and associated personal property (the "Initial Hotels"). The Operating Partnership will own some of the Initial Hotels directly and will own the remaining Initial Hotels through limited liability companies, joint ventures
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                               Battle Fowler LLP

American General Hospitality Corporation                         July 12, 1996

or subsidiary partnerships (collectively, the "Subsidiary Partnerships"). One of three limited liability companies ultimately owned by the Company (the "LLCs") will own a 1 percent general partnership interest and the Operating Partnership will own a 99 percent limited partnership interest in each Subsidiary Partnership. The Operating Partnership or the Subsidiary Partnerships, as the case may be, will lease each of the Initial Hotels to AGH Leasing, L.P. (the "Lessee"), pursuant to substantially similar operating leases (the "Leases"). American General Hospitality Inc. will operate the Initial Hotels pursuant to management agreements (the "Management Agreements") between it and the Lessee.

     In connection with the opinions rendered below, we have examined the following:

     1. the Company's Articles of Amendment and Restatement, as filed with the Secretary of State of Maryland;

     2.  the Company's Amended and Restated Bylaws;

     3. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

     4. the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, among AGH GP, as general partner, AGH LP, as the initial limited partner and several other limited partners;

     5. the Leases, between the Operating Partnership or the Subsidiary Partnerships and the Lessee;

     6. the Lease Master Agreement, between the Operating Partnership, the Subsidiary Partnerships and the Lessee;

     7. the Management Agreements, between American General Hospitality, Inc. and the Lessee;

     8. the appraisals of the personal property contained in the Initial Hotels, and performed by Hospitality Appraisal Service, LLC (the "Personal Property Appraisals"); and

     9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.
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                               Battle Fowler LLP

American General Hospitality Corporation                         July 12, 1996


     In connection with the opinions rendered below, we have assumed generally that:

     1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

     2. during its short 1996 taxable year ending December 31, 1996 and subsequent taxable years, the Company will operate in such a manner that will make the representations contained in the Representation Letter, dated July 11, 1996 and executed by a duly appointed officer of the Company (the
"Representation Letter"), true for such years;

     3. the Company will not make any amendments to its organizational documents or the Operating Partnership Agreement, after the date of this opinion that would affect Company's qualification as a real estate investment trust (a "REIT") for any taxable year;

     4. each limited partner (a "Limited Partner") of the Operating Partnership (other than AGH LP) that is a corporation or other entity has valid legal existence; and

     5. each Limited Partner (other than AGH LP) has full power, authority, and legal right to enter into and perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby.

     In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Representation Letter.

     For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above, the representations set forth in the Representation Letter, or the Prospectus. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

     In addition, to the extent that any of the representations provided to us in the Representation Letter are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code"), or the Treasury regulations thereunder (the "Regulations"), we have reviewed with the individuals making such representation the relevant portion of the Code and the applicable
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                               Battle Fowler LLP

American General Hospitality Corporation                         July 12, 1996


Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such representations.

     Based on the documents and assumptions set forth above, the representations set forth in the Representation Letter, and the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), we are of the opinion that:

          (a) commencing with the Company's short taxable year ending December 31, 1996, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the Company's proposed method of operation will enable to meet the requirements for qualification and taxation as a REIT under the Code;

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion contained therein fairly summarizes the federal tax considerations that are material to a holder of the Common Shares; and

          (c) the Operating Partnership and the Subsidiary Partnerships will be treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships.

We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the represent ations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpreta tions thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT, or the Operating Partnership or the Subsidiary Partnerships from being classified as partnerships for federal income tax purposes.
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                               Battle Fowler LLP

American General Hospitality Corporation                         July 12, 1996


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Battle Fowler LLP under the captions "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus.

          The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and may not be relied upon for any purpose by any other person without our express written consent.


                                    Very truly yours,